Exhibit 10.18

August 2, 2010

Sally J. Rau

Re:                             Employment Agreement

Dear Sally:

Velti plc, a company organized under the laws of the Bailiwick of Jersey (the “Company” or “Velti” or “we” or “us”), through Velti USA, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, is pleased to offer you the position of Chief Administrative Officer, General Counsel and Secretary of the Company on the following terms and conditions.

1.             Position and Duties.  You will serve as Velti’s Chief Administrative Officer, General Counsel and Secretary.  You will have the duties assigned to you by, and you will report to, the Company’s Chief Executive Officer.  Your primary place of work will be at the Company’s office in San Francisco, California.  Subject to the terms of Section 11 hereof, the Company may change your position, duties, and/or work location as determined by the Chief Executive Officer and your duties will require you to travel to Velti offices around the world as necessary.  You agree to devote your full business time, energy, and skill to your duties at the Company, which duties will include those duties normally performed by a Chief Administrative Officer, General Counsel and Secretary, as well as any other reasonable duties that may be assigned to you by the Chief Executive Officer from time-to-time.

2.             Employment Start Date.  Your employment with the Company will start on, or as reasonably practicable following, August 6, 2010, subject to your reasonable transition period from your current employment.

3.             Base Salary and Allowances.  Your base salary will be $25,000.00 per month (annual rate of $300,000.00), less payroll deductions and all required withholdings, which salary will be paid semi-monthly on the 15th and last day of each month in accordance with the Company’s regular payroll schedule.  As Chief Administrative Officer, General Counsel and Secretary, you will be an exempt professional/administrative employee, and as a result, you will not be eligible to earn overtime pay.

4.             First Stock Option Grant.  Subject to approval by the Company’s Board of Directors (the “Board”) which we in good faith will endeavor to obtain (“Board Approval”), and pursuant to the Company’s 2009 U.S. Employee Share Incentive Plan (as amended and restated on March 23, 2010, the “Plan”), as soon as reasonably possible following the start of your employment, the Company will grant you an option to purchase 187,500 shares of the Company’s ordinary shares at the fair market value as determined by the Board as of the date of grant (the “First Option”).  The First Option will be subject to the terms and conditions of the Plan and the Company’s standard form of stock option grant agreement, which you will be required to execute as a condition of receiving the First Option.  The First Option will be subject to a four year vesting schedule, pursuant to which twenty-five percent (25%) of the shares subject to the First Option will vest on each of the first four anniversaries of the First Option grant date, with all vesting subject to your continued employment.

5.             Second Stock Option Grant.  Subject to Board Approval, and pursuant to the Plan, as soon as reasonably possible following the start of your employment,, the Company will grant you an option to purchase 50,000 shares of the Company’s ordinary shares at the fair market value as determined by the Board as of the date of grant (the “Second Option”).  The Second Option will be subject to the terms and conditions of the Plan and the Company’s standard form of stock option grant agreement, which you will be required to execute as a condition of receiving the Second Option.  All of the shares of the Second Option will vest in full on the first anniversary following the Company’s listing on the NASDAQ Stock Market, with such vesting subject to your continued employment on such first anniversary; to the extent that the Company’s listing on the NASDAQ Stock Market has not occurred by the first anniversary of the date of grant of the Second Option, the Second Option will be canceled in its entirety with no vesting thereunder.

6.             Restricted Deferred Share Award.  Subject to Board Approval, and pursuant to the Plan, as soon as reasonably possible following the start of your employment, the Company will provide you with a deferred share award grant of 62,500 shares of the Company’s ordinary shares (the “Deferred Share Award”).  The Deferred Share Award will be subject to the terms and conditions of the Plan and the Company’s standard form of restricted stock grant agreement, including payment by you of the nominal value of such shares, which you will be required to execute as a condition of receiving the Deferred Share Award.  The Deferred Share Award will be subject to a four year vesting schedule, pursuant to which twenty-five percent (25%) of the shares subject to the Deferred Share Award will vest on each of the first four anniversaries of the Deferred Share Award grant date, with all vesting subject to your continued employment.

7.             Future Equity Awards.  Subject to Board Approval and your continued employment, we will grant you, on an annual basis, and based on a Black-Scholes calculation at time of each grant, (i)  an additional deferred share award with a then-fair market value of $137,500, and (ii) an additional grant of stock options with a then-fair market value of $412,500 (the “Future Equity Awards”).  These grants will be made on such conditions (including, but not limited to, vesting requirements and apportionment between restricted stock and stock options) as may be determined by the Board to be appropriate at the time of grant (provided, however, that the vesting period shall be no greater than the average vesting period applied to similar awards made to any of the Chief Executive Officer, Chief Operating Officer, Chief Commercial Officer and Chief Financial Officer (the “Designated Officers”)), and will be subject to the terms and conditions of the Plan (or any subsequent Company equity plan) and the Company’s then-standard forms of equity agreement, which you will be required to sign as a condition of these grants.

8.             Accelerated Vesting Upon Change in Control.  In the event of a Change in Control (as defined below), the vesting of any unvested equity rights previously granted to you (including the First and Second Options, the Deferred Share Award and the Future Equity Awards) will accelerate such that fifty percent (50%) of those unvested Company equity rights will become vested as of the effective date of the Change in Control.  Such accelerated vesting is in addition to and not in lieu of any accelerated vesting triggered under the provisions of Section 11 below.

9.             Other Benefits.  You will be eligible to participate in the Company’s group health and other benefit plans as they are adopted by the Company and in accordance with the provisions of those plans.  You will be entitled to fifteen (15) days of paid time off (“PTO”) per year, which will accrue daily on a pro rata basis.  You will be reimbursed promptly, but in any event no more than 30 days after the submission of a valid claim, by the Company for any reasonable, documented business expenses that you incur in the course of your employment in accordance with the terms of the Company’s business expense reimbursement policies; provided, however, that under no circumstances will any such reimbursement of expenses (a) be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred, (b) not be affected by the amount of expenses eligible for reimbursement in any other calendar year, and (c) not be subject to liquidation or exchange for another benefit.  The Company may change your compensation and benefits from time-to-time as it deems appropriate or necessary, subject to your rights under Section 11 below in connection with a termination of employment for Good Reason..

10.           Company Policies and Proprietary Information.  As a Company employee, you will be required to abide by Company policies and procedures as they may be adopted or modified from time-to-time, including, but not limited to, its policies concerning unlawful discrimination and harassment.

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any proprietary or confidential information of any former employer or other third party.  Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company or by you on behalf of the Company.  You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or other third party that you are not authorized to use or disclose.  By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

As a condition of your employment, you will be required to read, sign, and comply with the Company’s Employee Nondisclosure and Invention Assignment Agreement (the “ENIAA”), a copy of which is attached and incorporated by reference.  You agree that you will not, at anytime during your employment with the Company, directly or indirectly participate in any business that is in any way competitive with the business of the Company.

11.           Termination of Employment.  Our employment relationship is “at-will.”  You may terminate your employment with the Company for any reason (other than a “Good Reason”, as defined below, in which case the notice provisions described below shall apply) upon written notice of your termination to the Company’s Chief Executive Officer.  Subject to the remainder of this Section, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

If your employment is terminated at any time by the Company without Cause (as defined below) or you voluntarily terminate your employment for Good Reason (as defined below), and if you execute a full general release of known and unknown claims in a form reasonably satisfactory to and in favor of the Company and its affiliated persons and entities (without revocation during any statutorily-authorized revocation period), and you comply in full with the ENIAA at all times during and after your employment, the Company will provide you with the following severance benefits: (a) salary continuation payments at your final base salary rate, less applicable withholdings, for a period of six months (provided, however, that if any of Designated Officers are entitled to more than six months under such circumstances, such salary continuation shall be extended to the average period applicable to the Designated Officers with such benefits as a group and, provided further, that to the extent your compensation is amended in the future to include an annual cash bonus, such salary continuation shall include a pro-rated portion of such forecast bonus amount); such salary continuation payments will be made in accordance with the Company’s regular payroll procedures starting on the first Company payroll date following the effective date of your termination of employment with the Company; (b) the vesting of any unvested equity rights previously granted to you (including the First and Second Options, the Deferred Share Award and any Future Equity Awards) will accelerate such that any unvested Company equity that would have become vested during the one year period following the effective date of your termination of employment with the Company will become vested on that termination date; and (c) in the event that you timely elect to obtain continued group health insurance coverage under COBRA, the Company will pay the premiums for such coverage for you and your eligible dependents until the earlier of the date that is six months after the effective date of your termination of employment with the Company or the date on which you first are eligible to obtain other group health insurance coverage.  If such a termination occurs within eighteen (18) months following a Change in Control, and you satisfy all of the conditions described in the previous sentence, and subject to the immediately following paragraph, the time periods for the salary continuation and COBRA premium benefits described in (a) and (c) shall be increased to twelve (12) months, and the vesting of any unvested equity rights previously granted to you will accelerate such that all of your unvested Company equity will become vested on the effective date of your termination of employment with the Company.

For purposes of this Agreement, your employment shall not be deemed to have been terminated without Cause merely because you cease to be employed by the Company and become employed by a new employer involved in the Change of Control; provided that such new employer shall be bound by this Agreement as if it were the Company hereunder with respect to you.  It is also expressly understood that termination without Cause shall not be deemed to have occurred merely because, upon the occurrence of a Change of Control, you cease to be employed by the Company and do not become employed by a successor to the Company after the Change of Control if the successor makes an offer to employ you on terms and conditions which, if imposed by the Company, would not give you a basis on which to terminate employment for Good Reason.  Notwithstanding the foregoing, nothing in this paragraph affects your rights under Section 8 hereof.

For purposes of this Agreement, the following definitions apply:

a)              “Cause” means any of the following:  (i) the willful and continued failure by you to substantially to perform your duties with the Company after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability (other than any such actual or anticipated failure after the issuance by you of a notice of termination for Good Reason), (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, and including without limitation theft, dishonesty, misconduct, or falsification of any employment or Company records; (iii) willful disclosure of the Company’s confidential or proprietary information; (iv) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement; (v) a material breach of any agreement between you and the Company, including this Agreement; (vi) a material violation of any Company policy; or (vii) your death or Complete Disability (as defined below).  For purposes hereof, no act, or failure to act, on your part, shall be deemed “willful” unless done, or omitted to be done, by you in the absence of good faith and without a reasonable belief that such act or omission was in the best interest of the Company.

b)             “Change in Control” means the first to occur, after the date of this Agreement, of any of the following:

(i) any Person (excluding the Company, any employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing more than 45% of either the then outstanding shares of shares of the Company or the combined voting power of the Company’s then outstanding securities;

(ii) during any period of 12 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease to constitute at least a majority thereof because of a vote of the Company’s shareholders, provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

(iii) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation (including without limitation any redomiciliation of the Company), or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Subsidiaries) representing 45% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding securities;

(iv) the shareholders of the Company or the Board approve a plan of complete liquidation or dissolution of the Company; or

(v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control as provided above, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

c)              “Complete Disability” means your inability to perform the essential functions of your position, with or without any reasonable accommodation, for a period of at least ninety (90) days during any twelve (12) month period because of a “mental disability” or “physical disability” as defined in California Government Code section 12926.

d)             “Good Reason” means the occurrence of any of the following conditions without your written consent, which condition(s) remain(s) in effect fifteen (15) days after you provide written notice to the Board of such condition(s): (i)  a material reduction in your base salary; (ii) a material reduction in your aggregate compensation opportunity, including (A) your base salary, (B) bonus opportunity, if any, and (C) long-term or other incentive compensation opportunity, if any (taking into account, in the case of such bonus and incentive opportunities, without limitation, any target, minimum and maximum amounts payable and the attainability and reasonability of any performance hurdles, goals and other measures);  (iii) a material diminution in your title, authority, or responsibilities as the Chief Administrative Officer, General Counsel and Secretary of the Company;  (iv) the relocation of your principal place of work to a location that is more than fifty (50) miles distant from San Francisco, California; or (v) the Company’s material breach of any agreement with you.  You will waive your right to claim that Good Reason exists if you do not provide written notice to the Board of the condition(s) on which that claim is based within thirty (30) days following the first occurrence of such condition(s), and/or you fail to terminate your employment for Good Reason within thirty (30) days following the expiration of the thirty (30) day period described in the preceding sentence.

e)              “Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of shares of the Company, or (v) you or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes you.

In the event that you terminate your employment voluntarily (meaning you terminate your employment without Good Reason) or your employment is terminated by the Company for Cause, you will not be entitled to any severance payments or benefits from the Company.  Upon such termination, the Company will pay you all wages (including base salary, bonuses, and accrued, unused PTO) that you have earned as of the date of termination.

12.           Further Conditions of Employment.  Your employment with the Company is contingent on the satisfactory completion of any background or reference check that is both customary and the Company reasonably deems necessary or appropriate.  As a condition of your employment, the Company reserves the right to require additional such background checks for you while you are employed by the Company, and you agree to authorize such checks as requested by the Company.  As a further condition of your employment, you will be required to provide appropriate evidence of your identity and authorization to work in the U.S. within three (3) business days of your hire date.

13.           Section 409A.  Notwithstanding anything set forth in this Agreement to the contrary, no amount payable to you pursuant to this Agreement on account of your termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) shall be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, if you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall be paid to you before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service.  All such amounts that would, but for this subsection, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  In the event that any income provided to you pursuant to this Agreement, including under equity instruments granted to you or obligated to be granted to you hereunder, become subject to any excise tax under Section 409A, the Company shall reimburse you for such excise tax, and shall also “gross-up” that reimbursement to include any federal or state income taxes that you are assessed on that reimbursement.

14.           Integration, Modification and Governing Law.  This Agreement, together with the ENIAA and the equity agreements described above, forms the complete and exclusive statement of your employment agreement with the Company.  The terms and conditions set out in the agreements referenced in the prior sentence supersede any other agreements between you and the Company or any promises or representations made to you by anyone, whether oral or written.  This Agreement cannot be modified or amended except in a subsequent written agreement signed by you and a duly authorized member of the Board or the Company’s Chief Executive Officer.  For the purposes of construing this Agreement, any ambiguity shall not be construed against either party as the drafter, and this Agreement shall be interpreted in accordance with and governed by California law, without regard to conflicts of laws principles.

15.           Expiration of Offer.  This offer of employment will remain open until the close of business on August 4, 2010, at which time it will expire (if not previously accepted) and be of no further legal force or effect.

We know this is a very important decision for you and we are excited about the prospect of having you join our team.  Please sign and date this letter on the spaces below and return it to me.  We look forward to a productive and enjoyable work relationship with you.

Sincerely,

Velti plc

/s/ Alex Moukas
By:	Alex Moukas
Chief Executive Officer

I agree to and accept employment with Velti plc, through its direct, wholly-owned subsidiary Velti USA, Inc., on the terms and conditions set forth in this Agreement:

/s/ Sally J. Rau	August 2, 2010
Sally J. Rau